UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Medical Action Industries Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2012

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, NY 11717

MEDICAL ACTION INDUSTRIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 9, 2012

To the Stockholders of Medical Action Industries Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of MEDICAL ACTION INDUSTRIES INC. will be held on Thursday, August 9, 2012 at the Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788 at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect a Class I director to serve until the 2015 Annual Meeting of Stockholders;

2.	To consider and act upon the ratification of the Audit Committee’s selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2013;

3.	To conduct an advisory vote to approve named executive officer compensation;

4.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Tuesday, June 19, 2012 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of all stockholders will be available for inspection at the Annual Meeting, and during normal business hours at least ten days prior thereto, at our principal executive offices, which are located at 500 Expressway Drive South, Brentwood, NY 11717.

In accordance with the rules approved by the Securities and Exchange Commission, beginning on or about June 27, 2012, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

/S/ JOHN SHEFFIELD
John Sheffield
Chief Financial Officer and Corporate Secretary

Dated:	Brentwood, New York
June 27, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 9, 2012

The Notice of Annual Meeting of Stockholders, our Proxy Statement for the Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended March 31, 2012 are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asP?CoNumber=04132

MEDICAL ACTION INDUSTRIES INC.

500 EXPRESSWAY DRIVE SOUTH

BRENTWOOD, NY 11717

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 9, 2012

SOLICITATION OF PROXIES

Purpose, Place, Date and Time

This proxy statement is furnished to stockholders of Medical Action Industries Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors (our “Board”) for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt Regency Wind Watch, 1717 Motor Parkway, Hauppauge, New York 11788, on Thursday, August 9, 2012 at 9:00 a.m., Eastern Time, including any adjournments or postponements thereof, for the purposes set forth in the accompanying proxy materials.

Delivery of Proxy Materials

On or about June 27, 2012, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board for the Annual Meeting.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Expenses of Solicitation

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to our stockholders in connection with the Annual Meeting. In addition to this solicitation, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained American Stock Transfer and Trust Company and Broadridge Financial Solutions to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay fees of approximately $9,000 to American Stock Transfer and Trust Company and approximately $7,500 to Broadridge Financial Solutions. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our Annual Report to Stockholders for the fiscal year ended March 31, 2012 (the “2012 Annual Report”) and our proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our 2012 Annual Report and our proxy statement mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary at our principal executive offices, which are located at 500 Expressway Drive South, Brentwood, New York 11717 or call us at 631-231-4600. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES

Record Date; Stockholders Entitled to Vote

At the close of business on June 19, 2012, the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Annual Meeting, we had outstanding 16,390,628 shares of common stock, par value $.001 per share. The holders of our common stock are entitled to one vote for each share held on the Record Date.

Quorum; Discretionary Authority

In order to carry on the business of the Annual Meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting. Consequently, holders of at least 8,195,320 shares of our common stock must be present either in person or by proxy to establish a quorum for the Annual Meeting. If less than a quorum is represented at the Annual Meeting, a majority of the shares so present or represented may adjourn the Annual Meeting from time to time without further notice, and the persons named as proxies will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment.

In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the Annual Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the Annual Meeting in favor of such an adjournment.

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the proxy will be voted in accordance with the judgment of the persons voting the proxy.

Abstentions and Broker Non-Votes; Vote Required

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. If you are a beneficial owner whose shares are held of record by a broker, you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority. A “broker non-vote” occurs when a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy. Although broker non-votes will be counted as present at the meeting for purposes of determining a quorum, they will be treated as not entitled to vote with respect to non-discretionary matters.

At the Annual Meeting, brokers will not have discretionary authority to vote on Proposal 1 (Election of Directors) or 3 (Advisory Vote to Approve Named Executive Officer Compensation) in the absence of timely instructions from the beneficial owners; however, brokers will have discretionary authority to vote on Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm).

•

Proposal 1 (Election of Directors): To be elected, each nominee for election as a Class I Director must receive the affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of shares entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Broker non-votes will have no effect on the outcome of the vote on the election of a director.

•

Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm): Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 requires the affirmative vote of the holders of a majority of the votes of our common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares "entitled to vote" on this proposal and will have the same effect as a vote "Against" this proposal.

•

Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares "entitled to vote" on this proposal and will have the same effect as a vote "Against" this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, the Compensation Committee will take into account the outcome of this vote when considering future executive compensation decisions.

Methods of Voting

Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on August 8, 2012.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

•

By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on August 8, 2012.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

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By Mail. If you request paper copies of the proxy materials from your broker, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

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By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

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In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Revocation of Proxies

Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	submitting written notice of revocation to our Corporate Secretary no later than August 8, 2012;

•	submitting another proxy with new voting instructions by telephone or the Internet voting system; or

•	attending the Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

CORPORATE GOVERNANCE MATTERS

General

We are committed to effective corporate governance. Our Board has adopted several governance documents to guide the operation and direction of our Board and its committees, including our Code of Ethics and charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these documents is available on our website at http://www.medical-action.com and stockholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at 500 Expressway Drive South, Brentwood, NY 11717.

Director Independence

As required under the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”), a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board. Our Board evaluated all relevant transactions and relationships between each director, or any of his family members, and our company, senior management and independent registered public accounting firm. Based on this evaluation, our Board has determined that Messrs. Burke, Davidson and Newsome are each an independent director, as that term is defined in the NASDAQ Listing Standards. As previously disclosed in our filings with the SEC, in June 2012, we notified the NASDAQ that our Board was not comprised of a majority of independent directors. As of this Annual Meeting (when the size of the Board is reduced to five members), Messrs. Burke, Davidson and Newsome will constitute a majority of the members of our Board. Mr. Meringolo is not independent because he currently serves as our President and Chief Executive Officer. Our Board has determined that Mr. Sahady is not independent due to his being a selling stockholder in the acquisition of AVID Medical, Inc. by our company and his ownership interest in Micpar Realty, from which our company leases a manufacturing and warehouse building. Mr. Sahady’s term on the Board expires at this Annual Meeting and he will not be nominated for re-election. Our Board has determined that Mr. Berling is not independent due to his ownership of Custom Healthcare Systems, Inc., which is both a supplier and customer of our company.

Board Leadership Structure

Our Board believes in routinely reviewing its leadership structure to ensure the most effective oversight of our company. During its May 2012 meeting, our Board decided to separate the positions of Chairman of our Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing advice to, and independent oversight, of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance and supports our Board’s role in risk oversight.

The position of Chairman of our Board is held by Kenneth W. Davidson. The positions of Chief Executive Officer and President are held by Paul D. Meringolo. In addition, the position of independent Lead Director is held by William W. Burke. The Chairman of our Board provides the leadership and strategy to our Board and our company by presiding over meetings of our Board, as well as executive sessions of the independent directors. The Lead Director handles the organizational and administrative leadership functions of Board governance, including coordinating meeting agendas, schedules and materials of our Board.

Director Presiding at Executive Sessions

During the fiscal year ended March 31, 2012, our Board scheduled executive sessions without any members of our management present during each regularly scheduled Board meeting. Mr. Burke, Chairman of the Audit Committee, presided at these executive sessions of non-management directors. Going forward, Mr. Davidson, as Chairman of our Board, will lead these executive sessions.

Board Role in Risk Oversight

Our Board is responsible for overseeing our company's management of risk. Our Board strives to effectively oversee our company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of the stockholders. Our Board understands that its focus on effective risk oversight is critical to setting our company's tone and culture towards effective risk management. To administer its oversight function, our Board seeks to understand our company's risk philosophy by having discussions with management to establish a mutual understanding of our company's overall appetite for risk. Our Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our company's most significant risk exposures. Our Board expects frequent updates from management about our company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management our company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including our company's risk assessment and risk management policies. Our Compensation Committee helps our Board to identify our company's exposure to any risks potentially created by our compensation programs and practices. Our Nominating and Governance Committee oversees risks relating to our company's corporate compliance programs and assists our Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these Board committees is required to make regular reports of its actions and any recommendations to our Board, including recommendations to assist our Board with its overall risk oversight function. During each regularly scheduled Board meeting each year, the full Board also reviews our company's long-term strategic plans for a particular division and the principal issues, including foreseeable risks that division expects to face in the future.

We believe that the oversight function of our Board and its committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight.

Director Nominations

In obtaining the names of possible director nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources. The Nominating and Governance Committee’s process for evaluating nominees recommended by stockholders is the same as its process for unsolicited recommendations from other sources. All potential director nominees must be considered by the Nominating and Governance Committee before being contacted by other directors or officers as possible nominees and before having their names formally considered by our Board. Stockholders may recommend director candidates for consideration by the Nominating and Governance Committee by sending in a written request to our Corporate Secretary at 500 Expressway Drive South, Brentwood, NY 11717. Please see “Stockholder Proposals and Director Nominations for the 2013 Annual Meeting” for additional information.

The Nominating and Governance Committee believes that director nominees should be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other Board members, be able to actively participate in Board and committee meetings and related activities, be able to work professionally and effectively with other Board members and management, be available to remain on our Board long enough to make an effective contribution, and have no material relationship with competitors or other third parties that could present a conflict of interest or legal issues. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, the Nominating and Governance Committee will consider each candidate's background, ability, judgment, skills and experience in the context of the needs of our Board when evaluating director nominees. The Nominating and Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of complex organizations, finance, strategic planning, legal, and relevant industries, especially the healthcare industry. These considerations help our Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of our Board in its oversight of our company.

Stockholder Communication with Board Members

Our Board has established a process for stockholders to send communications to one or more of its members. Any such communications should be sent by letter addressed to the member or members of our Board to whom the communication is directed, care of our Corporate Secretary at 500 Expressway Drive South, Brentwood, NY 11717. All such communications will be forwarded to member or members of our Board specified.

Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters

The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Pursuant to such procedures, interested parties may report complaints regarding accounting, internal accounting controls, or auditing matters involving our company by calling a toll free hotline which is available 24 hours a day, seven days a week. Complaints are reviewed and investigated as appropriate. All calls regarding questionable accounting or auditing matters are confidential and anonymous.

Attendance at Board and Committee Meetings

Our Board held six meetings during the fiscal year ended March 31, 2012. No incumbent director attended less than 75% of the total number of meetings held by our Board and its committees on which such director served.

Director Attendance at Annual Meetings

Our policy is to encourage our directors to attend the Annual Meeting of Stockholders. All directors attended the Annual Meeting of Stockholders in August 2011, with the exception of Mr. Davidson and Mr. Sahady.

Committees of Our Board

As of the date of this proxy statement, our Board has the following three standing committees: Audit, Compensation, and Nominating and Governance. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the NASDAQ Listing Standards and applicable rules and requirements of the Securities and Exchange Commission (the “SEC”). Each committee is governed by a written charter approved by our Board.

Audit Committee

During the fiscal year ended March 31, 2012, the Audit Committee held five meetings. The Audit Committee currently consists of Messrs. Burke (Chairman), Davidson, and Newsome. Our Board has determined that all members of the Audit Committee are independent as that term is defined in the NASDAQ Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also has determined that each member of the Audit Committee is financially literate and that Mr. Burke has the necessary accounting and financial expertise to serve as chairman. Further, our Board has determined that Mr. Burke is an “audit committee financial expert” following a determination that Mr. Burke met the criteria for such designation under SEC’s rules and regulations. For information regarding Mr. Burke’s business experience, see “Proposal 1 – Election of Directors – Continuing Directors to Serve Until the 2014 Annual Meeting.”

The Audit Committee’s responsibilities are limited to oversight. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements and assists our Board in its oversight of the (i) integrity of our financial statements, (ii) legal and regulatory compliance, (iii) independent auditor’s qualifications, independence and performance of the independent registered public accounting firm, and (iv) effectiveness and performance of our internal audit function. The Audit Committee has the sole authority and responsibility to appoint, subject to stockholder approval, compensate, retain and oversee our independent registered public accounting firm, and to pre-approve all engagements, fees and terms for audit and other services provided by our independent registered public accounting firm. Our independent registered public accounting firm is accountable to the Audit Committee.

Compensation Committee

During the fiscal year ended March 31, 2012, the Compensation Committee held two meetings. The Compensation Committee currently consists of Messrs. Davidson (Chairman), Burke, and Newsome.

The Compensation Committee has responsibility for overseeing all matters of our executive compensation policy, including reviewing, evaluating and approving our agreements, plans, policies and programs to compensate our corporate officers and directors. The agenda for meetings of the Compensation Committee are determined by the chairman of the Compensation Committee, in consultation with our Chief Executive Officer. Compensation Committee meetings are often attended by our Chief Executive Officer. The Compensation Committee also meets in executive session. In determining compensation of our executive officers, the Compensation Committee reviews data which it believes is representative of the medical products industry, primarily by reviewing public disclosure of other public companies, as filed with the SEC. The Compensation Committee considers, among other factors, our performance and relative stockholder return, the value of similar incentive awards to executive officers at comparable companies, the awards given to our Chief Executive Officer in past years, and other factors considered relevant by the Compensation Committee. The Compensation Committee annually reviews, if necessary modifies, and approves our peer companies in the medical device or medical products industry with similar annual revenue, size and other factors for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements. The Compensation Committee also reviews and recommends to the Board with respect to director compensation, incentive-compensation plans and equity-based plans that are subject to Board approval.

The Compensation Committee may delegate to its chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. In particular, the Compensation Committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are (a) “non employee directors” for the purposes of Rule 16b-3 under the Exchange Act and/or (b) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended.

Nominating and Governance Committee

During the fiscal year ended March 31, 2012, the Nominating and Governance Committee met one time. The Nominating and Governance Committee currently consists of Messrs. Newsome (Chairman), Burke, and Davidson.

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors under criteria approved by our Board. The Nominating and Governance Committee recommends to our Board the number and names of persons to be proposed by our Board for election as directors at the Annual Meeting of Stockholders and may also recommend to our Board persons to be appointed by our Board or to be elected by the stockholders to fill any vacancies which occur on our Board. The Nominating and Governance Committee is also responsible for, amongst other things, determining director independence, overseeing the committee, Board and management performance evaluations process, and recommending to our Board any improvements to our corporate governance practices as it deems appropriate. The Nominating and Governance Committee also recommends directors to serve on and to chair Board committees and leads our Board’s appraisal process.

Director Compensation

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, the Nominating and Governance Committee considers the time commitment directors must make in performing their duties, the level of skills required by our Board members and the market competitiveness of its director compensation levels. The table below sets forth the compensation paid to our non-employee directors during the fiscal year ended March 31, 2012 for their service on our Board. Directors who are employees do not receive any compensation for serving as a director.

Director Compensation for the Fiscal Year Ended March 31, 2012

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total ($)
Henry A. Berling	$34,000	$—	$34,000
William W. Burke	$35,500	$—	$35,500
Kenneth W. Davidson	$32,000	$—	$32,000
Kenneth R. Newsome	$33,500	$—	$33,500
Michael Sahady (3)	$16,500	$—	$16,500

(1)

Non-employee directors receive a $2,000 monthly retainer and a $1,000 fee for each Board meeting they attend. Committee members receive a $500 fee for each committee meeting they attend that is on the same day as a regular Board meeting (with the exception of the Chairman of each committee who receives $1,000). For committee meetings that are not on the same day as a regular Board meeting, committee members receive a $1,000 fee for each meeting attended (with the exception of the Chairman of each Committee who receives $2,000). For telephonic committee meetings that committee members attend, they receive a $500 fee (with the exception of the Chairman of each committee who receives $1,000). With the establishment in May 2012 of a non-executive Chairman of the Board and a Lead Director, each of these positions will receive additional compensation in the form of a $1,500 monthly retainer and a $2,000 fee at the Annual Meeting.

(2)	This column includes the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting valuation of these awards and do not correspond to the actual value that will be recognized by our directors. The assumptions used in the calculation of these amounts are discussed in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. There were no grants of stock option awards to non-employee directors in fiscal 2012. In August 1996, our stockholders approved the 1996 Non-Employee Directors Stock Option Plan, under which all non-employee directors can be granted each year at the Annual Meeting of Stockholders options to purchase shares at the closing price of our common stock on the date of grant. In August 2009, the plan was amended to increase the number of options that may be granted annually to each non-employee director to 7,500 shares. All options are fully vested and exercisable from the date of grant. As of March 31, 2012, the following directors had the following stock options outstanding: Henry A. Berling – 27,500 options; William W. Burke – 31,250 options; Kenneth W. Davidson – 17,500 options; Kenneth R. Newsome – 23,750 options and Michael Sahady – 0 options. The number of stock options held by our non-employee directors is a function of years of Board service and their decisions as to the timing of exercise. All share amounts have been adjusted to reflect our 3-for-2 stock split distributed on February 9, 2007.

(3)	Mr. Sahady’s term expires at the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board. The directors are divided into three classes with each class serving for a period of three years. As a result, our stockholders elect approximately one-third of the members of our Board annually. As of the date of the Annual Meeting, the size of our Board will be reduced from six members to five members.

Based on recommendations from the Nominating and Governance Committee, our Board has nominated Henry A. Berling for re-election as Class I director to serve until the 2015 Annual Meeting and until his successor has been elected and qualified, or until the earlier of his resignation or removal. As discussed above, Mr. Sahady, a current Class I Director, is not seeking re-election.

Mr. Berling has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under “Corporate Governance Matters – Director Nominations.” We have no reason to believe that Mr. Berling will be unable or unwilling to serve if elected; however, if Mr. Berling should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board.

The following table sets forth certain information, as of the date of this proxy statement, regarding our Class I director nominee and Class II and Class III directors. Certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole are described below in each director’s biographical information.

Directors	Age	Positions Held	Director Since
Class I
Henry A. Berling	69	Director	2005

Class II
Paul D. Meringolo	54	Chief Executive Officer and President	1997
Kenneth R. Newsome	52	Director	2006

Class III
William W. Burke	53	Lead Director	2004
Kenneth W. Davidson	65	Chairman of our Board	2008

Nominee for Election for a Three-Year Term Expiring at the 2015 Annual Meeting

Mr. Henry A. Berling, a director since August 2005, retired in December 2004 as Executive Vice President after 38 years with Owens & Minor, Inc., a publicly traded Fortune 500 supply-chain solutions company and a leading distributor of name-brand medical and surgical supplies. From 1995 to 2002, Mr. Berling served as Executive Vice President, Partnership Development at Owens & Minor. Prior to 1995, he served Owens & Minor, Inc. in various positions, including Executive Vice President, Sales and Customer Development and Senior Vice President, Sales and Marketing. Mr. Berling was a member of the Owens & Minor Board of Directors from 1998 to 2005. For more than the past three years, Owens & Minor, Inc. has been our largest distributor. He currently sits on the Board of Directors of Home Care Delivered, Inc., Langford IC Systems, Inc. and Soluble Systems, LLC. Mr. Berling has nearly 40 years of experience in the supply-chain and distribution industry, including more than 20 years in executive-level positions. Our Board believes that Mr. Berling’s experience allows him to offer valuable perspectives on our corporate planning, budgeting, and financial reporting, thereby enabling him to effectively serve as a director.

Continuing Directors to Serve Until the 2013 Annual Meeting

Mr. Paul D. Meringolo, a director and Chief Executive Officer of our company for more than fifteen years, has been employed by our company for more than the past 20 years in various executive positions. Prior to that, he served for over 11 years in other operational roles within the Company. He was the Chairman of our Board from October 1997 through May 2012. As our President and Chief Executive Officer, Mr. Meringolo brings significant senior leadership and extensive industry and technical experience to our Board. Our Board believes that this experience enables him to effectively serve as a director.

Mr. Kenneth R. Newsome, a director since August 2006, has been President and Chief Executive Officer of AMF Automation Technologies, LLC, a privately held manufacturer of wholesale bread and baking equipment, since 1996. With approximately 300 employees worldwide, AMF has completed seven acquisitions to date. For more than the four years prior thereto, Mr. Newsome held various executive positions, including Chief Operating Officer of MedSurg Industries, which was acquired by Isolyser Healthcare, now known as Microtek Medical Inc., a publicly traded medical products company. He began his career with McKinsey & Co. in their manufacturing practice. Mr. Newsome holds a Bachelors of Science degree in Finance from the University of Virginia – McIntire School of Commerce and a Masters of Business Administration degree from the University of Virginia – Darden School of Graduate Business Administration. Mr. Newsome’s extensive management and operating experience supports our Board’s efforts in overseeing and advising on corporate strategy, thus enabling him to effectively serve as a director.

Continuing Directors to Serve Until the 2014 Annual Meeting

Mr. William W. Burke has served as a director since 2004. He was also appointed to the position of Lead Director in May 2012. He currently serves as Executive Vice President and Chief Financial Officer of IDEV Technologies, an innovator and developer of next generation medical devices for use in interventional radiology, vascular surgery and cardiology, a position he has held since November 2009. From 2004 through 2007, he served as Executive Vice President and Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company. ReAble was sold to The Blackstone Group in a going private transaction in 2006 and acquired by DJO Incorporated in late 2007. Subsequent to the completion of the transaction with DJO, Mr. Burke served as a consultant to Blackstone/DJO. From 2001 to 2004, Mr. Burke served as Chief Financial Officer of Cholestech Corporation, a medical diagnostic products company. From 1985 to 2001, he was employed by several firms as a senior investment banker with a primary focus on medical technology companies. Since July 2011, Mr. Burke has served on the Board of Directors of On-X Life Technologies, Inc., a developer and producer of an innovative prosthetic heart valve. He received his B.A. degree in Finance from the University of Texas at Austin and his M.B.A. from the University of Pennsylvania’s Wharton Graduate Business School. Our Board believes that Mr. Burke’s extensive experience in executive level financial and management roles enables him to provide our Board with critical insight and expertise in financial, operating and strategic matters which impact our company, thus enabling him to effectively serve as a director.

Mr. Kenneth W. Davidson, a director of our company since August 2008, was appointed to the position of Chairman of our Board in May 2012. He currently serves as Special Venture Partner at Galen Partners, a leading healthcare private equity firm that focuses on growth equity investments in healthcare technology-enabled services, medical devices and specialty pharmaceutical companies, a position he has held since November 2009. Mr. Davidson retired in December 2008 as Chairman of the Board of Directors of DJO LLP, a global provider of high-quality, orthopedic devices, with a broad range of products used for rehabilitation, pain management and physical therapy with approximately $1 billion in revenues, a position he had held since November 2007. Prior to DJO, Mr. Davidson served as a Chief Executive Officer, President of ReAble Therapeutics, Inc., a Blackstone portfolio company, and as Chairman, President and Chief Executive Officer of Encore Medical (ReAble’s predecessor), a publicly held orthopedic company since October 2000. Mr. Davidson served as Chairman, President and Chief Executive Officer of Maxxim Medical, Inc., a publicly-held medical supply company, from 1986 to July 2000. Previously, Mr. Davidson held various positions with Intermedics, Inc.

a pacemaker equipment manufacturer, Baxter Laboratories, a publicly-held health care product and service company, and Merck & Co., a human and animal health care product company. Our Board believes that Mr. Davidson’s extensive experience in the medical device and biotechnology industries allows him to provide guidance to our Board on the strategic challenges and opportunities of our company, thus enabling him to effectively serve as a director.

OUR BOARD RECOMMENDS A VOTE “FOR” HENRY A. BERLING AS A CLASS I DIRECTOR.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending March 31, 2013.

Although stockholder ratification of the selection of Grant Thornton LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Grant Thornton LLP has served as our independent registered public accountants since 1998. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2013.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the executive officers named in the Summary Compensation Table below (“Named Executive Officers”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for sustained financial and operating performance and leadership excellence, and the alignment of their interests with those of our stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that the vote on executive compensation is not binding on our company, our Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Medical Action Industries Inc. approve, on an advisory basis, the compensation of Medical Action Industries Inc. Named Executive Officers, as disclosed in Medical Action Industries Inc.’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

OUR BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT MATTERS

Fees and Expenses of Grant Thornton LLP

The following table sets forth the aggregate fees billed for the fiscal years ended March 31, 2012 and 2011 by our independent registered public accounting firm, Grant Thornton LLP.

	March 31,
Description	2012	2011
Audit Fees (1)	$731,660	$448,400
Tax Fees (2)	139,646	97,576
All other fees (3)	20,800	251,084

Total	$892,106	$797,060

(1)	During the fiscal years ended March 31, 2012 and 2011, these services consisted of fees billed for professional services rendered for the audit of our annual financial statements, review of the interim financial statements included in quarterly reports, review of our proxy statement and Sarbanes-Oxley Section 404 audit procedures.

(2)	During the fiscal years ended March 31, 2012 and 2011, these services consisted of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning and the preparation of various tax returns and advice on other tax related matters. Additionally, services included assistance with tax audits by various taxing authorities.

(3)	During the fiscal year end March 31, 2011, these services were primarily related to consulting services for the AVID Medical, Inc. acquisition.

Approval Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the engagement of our independent registered public accountants, to pre-approve their performance of audit services and permitted non-audit services and to renew with our independent registered public accountants their fees and plans for all auditing services. All services provided by and fees paid to Grant Thornton LLP during the fiscal year ended March 31, 2012 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines during this period.

REPORT OF THE AUDIT COMMITTEE

As its charter reflects, the Audit Committee of the Board of Directors of Medical Action Industries, Inc. (the “Company”) has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, our independent registered public accountants and the Audit Committee have the responsibilities outlined below.

Management is responsible for:

•	Establishing and maintaining our internal control over financial reporting;

•	Assessing the effectiveness of our internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of our consolidated financial statements.

Our independent registered public accountants are responsible for:

•	Performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

•	Expressing an opinion as to the conformity of our consolidated financial statements with accounting principles generally accepted in the United States of America; and

•	Expressing an opinion as to the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for

•	Selecting our independent registered public accounting firm, subject to stockholder ratification;

•	Overseeing and reviewing our financial statements and accounting and financial reporting processes; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, our independent registered public accountants. Management represented to the Audit Committee that our consolidated financial statements for the fiscal year ended March 31, 2012 were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Grant Thornton LLP, including the scope of the independent registered public accountant’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP the firm’s independence from our company. The Audit Committee also considered the compatibility of non-audit services with Grant Thornton LLP’s independence.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Grant Thornton LLP its opinion as to the effectiveness of our internal control over financial reporting.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the SEC.

Respectfully submitted by the Audit Committee,

William W. Burke, Chairman

Kenneth W. Davidson

Kenneth R. Newsome

Henry A. Berling*

*	Was a committee member during fiscal year 2012 but effective May 22, 2012 is no longer a member of the Audit Committee

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of our common stock ("reporting persons") are required from time to time to file with the SEC reports on Forms 3, 4 or 5, relating principally to transactions in our securities by such persons. Based solely upon our review of the copies of such reports furnished to our company, or written representations received by our company that no other reports were required, our company believes during fiscal year ended March 31, 2012 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

Stock Ownership by Management and our Board

The following table shows the number of shares of Medical Action common stock beneficially owned as of the Record Date (1) by each director and director nominee (2) the Named Executive Officers and (3) all current directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)	Percent Owned if more than 1.0%

Kenneth W. Davidson 24107 Hwy. 71 W. Spicewood, TX 78669	17,500

William W. Burke 253 Medical Center Blvd. Webster, TX 77598	31,250

Kenneth R. Newsome AMF Automation Technologies, Inc. 2115 W. Laburnum Avenue Richmond, VA 23227	27,750

Henry A. Berling 3803 Exeter Road Richmond, VA 23221	35,000

Michael Sahady (3) 2997 River Oaks Drive Williamsburg, VA 23185	60,000

Paul D. Meringolo (4) (5) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	809,970	4.9%

Mr. John Sheffield (4) (6) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	—

Eric Liu (4) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	627,750	3.8%

Charles L. Kelly, Jr. (4) (7) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	62,000

Richard Setian (4) Medical Action Industries 500 Expressway Drive South Brentwood, NY 11717	7,500

All current directors and executive officers as a group (11 persons) (4) (5)	1,703,760	10.4%

(1)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)	Each named person and all executive officers and directors as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options. The number of shares and percentage set forth opposite each stockholder’s name in the above table include the shares of common stock issuable upon exercise of presently exercisable stock options under our stock option plans, both with respect to the number of shares of common stock deemed to be beneficially owned and the adjusted percentage of outstanding common stock resulting from such right of exercise. However, the shares of common stock so issuable on such exercise by any stockholder are not included in calculating the number of shares or percentage of common stock beneficially owned by any other stockholder.

(3)	Mr. Sahady’s term of director expires at the Annual Meeting 2012.

(4)	Does not include 99,029 shares, 0 shares, 16,449 shares, 6,132 shares, and 16,805 shares acquired by Paul D. Meringolo, John Sheffield, Eric Liu, Charles L. Kelly, and Richard Setian, respectively, pursuant to the Medical Action Industries Inc. 401(k) Retirement Plan as of March 31, 2012.

(5)	Includes 61,695 shares owned by Mr. Meringolo’s children, as to which he disclaims beneficial ownership.

(6)	Mr. Sheffield was appointed Chief Financial Officer on March 19, 2012.

(7)	Mr. Kelly resigned as Chief Financial Officer effective March 14, 2012 and took a non-executive role until being appointed President and General Manager of the Patient Care Products business unit on April 19, 2012.

STOCK OWNERSHIP BY CERTAIN STOCKHOLDERS

The following table sets forth the beneficial ownership of the outstanding shares of common stock as of the Record Date with respect to each person, other than our directors and officers, who we know to be the beneficial owner of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned

FMR LLC 82 Devonshire Street Boston, MA 02109	2,058,712	(1)	12.56%

Robeco Investment Management, Inc. 909 Third Avenue New York, NY 10022	1,358,455	(2)	8.29%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,076,505	(3)	6.57%

(1)	According to Schedule 13G Amendment No. 12, dated February 13, 2012, filed with the SEC on February 14, 2012 jointly by FMR LLC and Edward C. Johnson 3d, Mr. Johnson is chairman of FMR LLC and may be deemed to be a member of a controlling group with respect to FMR LLC. The Schedule 13G indicates that at December 31, 2011, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 1,634,280 shares of common stock in its capacity as investment advisor to various registered investment companies (the “Fidelity Funds”). The power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR LLC, Fidelity and the Fidelity Funds.

(2)	According to Schedule 13G, dated February 3, 2012, filed with the SEC on February 6, 2012 by Robeco Investment Management, Inc., as of December 31, 2011, Robeco Investment Management, Inc. was the

beneficial owner of 1,358,455 shares of common stock of our company in its capacity as an investment adviser, with sole power to dispose of such shares of common stock and sole power to vote 1,087,155 shares of common stock.

(3)	According to Schedule 13G Amendment No. 1, dated January 20, 2012, filed with the SEC on February 13, 2012 by BlackRock, Inc., as of December 31, 2011, BlackRock, Inc. was the beneficial owner of 1,076,505 shares of common stock of our company in its capacity as an investment adviser, with sole power to dispose of and to vote such shares of common stock.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of the Record Date, of each of our executive officers. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Positions Held

Paul D. Meringolo	54	Chief Executive Officer and President

John Sheffield	43	Chief Financial Officer and Corporate Secretary

Eric Liu	52	Vice President of Operations and Business Development

Charles L. Kelly, Jr.	52	President and General Manager – Patient Care Products

Richard Setian	52	President and General Manager – Custom Procedure Trays and Operating Room Products

Cynthia Bell	59	President and General Manager – Minor Procedure Kits and Trays

Mr. Paul D. Meringolo’s biographical information is located under “Proposal 1 – Election of Directors – Continuing Directors to Serve until the 2013 Annual Meeting (Class II Directors).”

Mr. John Sheffield was appointed as our Chief Financial Officer in March 2012 and has more than 20 years of financial, accounting and strategic transaction experience. From July 2010 to March 2012, Mr. Sheffield worked for Bank of America Merrill Lynch, a global investment bank, where he was a senior investment banker providing strategic and financial advice primarily to middle market companies. From May 2008 to July 2010, Mr. Sheffield was a Managing Director with the Bank Street Group LLC, a boutique investment bank. From March 2007 to March 2008, Mr. Sheffield was Vice President of Corporate Development for ReAble Therapeutics, a portfolio company of the Blackstone Group and global manufacturer of orthopedic medical devices and services. From 1997 to 2007, Mr. Sheffield worked with other investment banks providing advice on mergers and acquisitions as well as debt and equity financings, including the Bank Street Group LLC, Banc of America Securities, and Wasserstein Perella & Co. He began his career as a Certified Public Accountant with a predecessor of PricewaterhouseCoopers from 1992 to 1994. Mr. Sheffield has a Bachelor of Business Administration from Southern Methodist University, a diplome from EM Lyon in France, and a Master of Business Administration from the McCombs School at the University of Texas at Austin.

Mr. Eric Liu has been employed by our company for more than 24 years in various positions relating to the international procurement of raw materials and the manufacture of certain of our company’s products. Mr. Liu was appointed Vice President of Operations and Business Development in April 2012, where he leads the global sourcing and marketing intelligence analysis functions. From April 2008 to April 2012, he served as Vice President of Operations, where he oversaw the domestic manufacturing operations and international sourcing of our company. From May 2005 until April 2008, Mr. Liu served as Vice President of International Operations and Global Development, where he was the leader for our international sourcing and international sales efforts. For more than the five years prior thereto Mr. Liu was Vice President of International Operations. Mr. Liu received a

Bachelor of Science degree from The National Taiwan Marine University and a Master of Science degree in Transportation Management from the State University of New York Maritime College.

Mr. Charles L. Kelly, Jr. was appointed President and General Manager of our Patient Care Products business unit in April 2012. From March 2012 until April 2012, he served our company in a non-executive role. Prior to that he served as our company’s Chief Financial Officer from April 2008 to March 2012. Mr. Kelly has more than 25five years of finance and public accounting experience. Prior to joining our company, Mr. Kelly was employed by Chem RX Corporation, an institutional pharmacy serving long-term care facilities, serving as Chief Financial Officer from August 2006 to March 2008. Prior to his position at Chem RX, Mr. Kelly was employed by Spotless Group Ltd., an international provider of industrial and governmental support services and provider of injection molded products and related services to U.S. and European based retailers, serving as Senior Vice President of U.S. Operations (Retailer Services Division) from November 2003 to June 2006 and as Global Vice President of Finance and Administration (Retailer Services Division) from April 1995 through June 2006. Mr. Kelly also worked for several years as a manager in the audit department of PriceWaterhouseCoopers. Mr. Kelly holds a Bachelor of Science degree in Accounting from the State University of New York, Albany and is a member of the New York State Society of Certified Public Accountants and American Institute of Certified Public Accountants.

Mr. Richard Setian was appointed President and General Manager of our Custom Procedure Trays and Operating Room Products business unit in April 2012. Since the acquisition of AVID Medical Inc. by our company in August 2010, Mr. Setian has served as our company’s Vice President of Sales and Marketing. He is the former President of AVID Medical, Inc. from 1998 through 2004, and was President and Chief Operating Officer from 2004 until 2010. Prior to his position at AVID Medical, Inc., Mr. Setian served as Corporate Vice President of Marketing and Sales for Isolyser, Inc. and Boundary HealthCare, a division of Maxxim Medical. Mr. Setian also worked for Kendall Healthcare, a division of Colgate-Palmolive.

Ms. Cynthia E. Bell was appointed President and General Manager of our Minor Procedure Kits and Trays business unit in April 2012. She has served as our Senior Director of Operations since 2010, and our Director of Operations from 2008 to 2010, preceded by other operational roles within our company. Over that time, she has developed extensive expertise in our minor procedure kits and trays business. Ms. Bell has a Bachelor of Science degree in Medical Technology and joined our company in 1999 as part of the acquisition of Acme United Corporation, where she was General Manager of the Medical and Consumer Operations division from 1993 through 1998.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this section, we review the elements of our compensation program for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, whom we refer to as our “Named Executive Officers”:

•	Paul D. Meringolo – President and Chief Executive Officer

•	John Sheffield – Chief Financial Officer

•	Eric Liu – Vice President of Operations and Business Development

•	Richard Setian – President and General Manager of Custom Procedure Trays and Operating Room Products

•	Charles L. Kelly – President and General Manager of Patient Care Products

Effective March 14, 2012, Mr. Kelly resigned from his role as Chief Financial Officer and assumed a non-executive role. On April 19, 2012 Mr. Kelly was appointed to the executive position of President and General Manager of Patient Care Products. On March 19, 2012 Mr. Sheffield was appointed Chief Financial Officer.

This Compensation Discussion and Analysis describes our Named Executive Officer compensation program, which is designed to attract, incent and retain the leaders of our organization. The goal of our compensation program is the same as our goal for operating our company, to create long-term value for our stockholders. Toward this goal, we have designed and implemented compensation programs for our Named Executive Officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with our company for long and productive careers. Most of our compensation elements simultaneously fulfill more than one of our performance, alignment and retention objectives. These elements consist of base salary and annual bonuses, equity incentive compensation, and other employee benefits. In deciding on the type and amount of compensation that may be appropriate for each Named Executive Officer, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each Named Executive Officer in a manner we believe optimizes the Named Executive Officer’s contribution to our company.

Our executive compensation policies are intended to provide a comprehensive picture to you, the stockholder, of both the rationale behind Named Executive Officer compensation decisions and the manner in which those decisions are made. In developing our disclosure, the Compensation Committee relied upon the principles contained in the regulations governing public company executive compensation disclosures that were approved by the SEC.

Say-On-Pay Vote

In 2011, approximately 97% of the shares voted were cast in support of the compensation of our Named Executive Officers in our first annual say-on-pay advisory vote. We believe that the results of this vote demonstrate the stockholders support of our approach to executive compensation. The stockholder vote was one of the many factors contributing to our decision to not materially change our executive compensation philosophy or practices. We will continue to consider the results of future stockholder advisory votes, which will be held annually until our next say-on-pay frequency vote, in our ongoing evaluation of our executive compensation philosophy and practices.

Compensation Objectives

Performance

Our Named Executive Officers have a combined total of approximately fifty years with our company. The amount of compensation for each Named Executive Officer reflects his superior management experience, continued high performance and exceptional career of service over a long period of time. Key elements of compensation that depend upon each Named Executive Officer’s performance include:

•	a cash bonus that is based on an assessment of his performance against pre-determined quantitative and qualitative measures within the context of our overall performance; and

•

equity incentive compensation in the form of stock options and/or restricted stock, the value of which is contingent upon the performance of our share price and subject to vesting schedules that require continued service with us.

Base salaries and annual bonuses are designed to reward annual achievements and reflect the scope of the executive’s responsibilities, as well as his demonstrated leadership abilities, management experience and effectiveness. The other elements of compensation we utilize focus on motivating and challenging the executive to achieve superior, long-term, sustained results.

Alignment

We seek to align the interests of the Named Executive Officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements that we believe closely correlate to long-term stockholder value, including revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return. A key element of compensation that aligns the interests of the Named Executive Officers with stockholders include equity incentive compensation, which links a significant portion of the executive’s compensation to stockholder value because the total value of those awards correspond to stock price appreciation.

Retention

Due to the exceptional management training and experience that we provide to our Named Executive Officers, they are often presented with other professional opportunities, including opportunities at potentially higher compensation levels. We attempt to retain our executives by ensuring that a substantial portion of their overall compensation is contingent upon continued service over the course of a vesting or performance period. Stock options granted to our Named Executive Officers typically vest over 4 years. If an executive terminates employment prior to the vesting date, he will forfeit all unvested options.

Implementing Our Objectives

Determining Compensation

We rely upon internal factors and the judgment of our Compensation Committee in making compensation decisions, although the Compensation Committee has the authority to engage outside consultants and advisors if it feels that our internal information is not sufficient to make compensation decisions. The Compensation Committee strives to make fully-informed compensation decisions after reviewing our performance and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance stockholder value. The bonus and equity portions of the compensation mix for Named Executive Officers are weighted more heavily towards the achievement of company objectives, and secondarily towards individual achievement. Specific factors affecting compensation decisions for the Named Executive Officers include:

•

key financial measurements such as revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total stockholder return;

•	strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation and globalization;

•	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers;

•	achieving specific operational goals for our company, including improved productivity and risk management;

•	supporting our values by promoting a culture of unyielding integrity through compliance with law and our ethics policies, as well as commitment to community leadership and diversity; and

•	individual performance of our executives.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. We consider competitive market compensation paid by other companies that we view as peers, but we do not attempt to maintain a certain target percentile within a specific peer group. We utilize peer group data as one of several considerations when determining executive compensation. We value flexibility in our compensation programs and in the assessment process so that we can respond to and adjust for the evolving business environment. As a general matter, we do not enter into employment agreements with our employees. We feel that we have more flexibility to design, change, and adjust our compensation program and policies without the restrictions inherent in employment agreements. This flexibility allows us to stay current with best practices in executive compensation as they evolve and to easily adjust our Named Executive Officers’ compensation based on our performance. In lieu of employment agreements, we generally use option awards as retention tools and change in control agreements to protect our executives’ financial interests in the event their employment is terminated in conjunction with a change in control.

We strive to achieve a mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the incentives to accomplish our compensation objectives. Our mix of base, bonus and equity compensation elements is designed to reward achievement of short-term goals and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of our shares. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our Named Executive Officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis. Typically at its May meeting, the Compensation Committee does a detailed review of all components of Named Executive Officer’s compensation. Decisions made by the Compensation Committee in this annual review are made after taking into account each of the following factors: 1) current market trends in executive compensation; 2) our performance results and each Named Executive Officer’s performance as outlined in a formal performance assessment process (performance decisions are weighed 75% towards company level performance and 25% towards individual performance); and 3) our current financial health and our ability to fund recommended compensation adjustments. Base pay decisions focus primarily on the results of analysis of our peer group and other relevant market surveys. Bonus decisions are based on a combination of individual performance and Company performance. Equity decisions are driven primarily by Company performance.

Role of Compensation Committee and Chief Executive Officer

The Compensation Committee has primary responsibility for developing and evaluating potential candidates for executive positions, including the positions held by our Named Executive Officers, and overseeing the design, development and implementation of the compensation program for our Named Executive Officers. The Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation in light of the goals and objectives of the compensation program. Our Chief Executive Officer and the Compensation Committee together assess the performance of the other Named Executive Officers and determine their compensation; however, the Compensation Committee has final decision-making authority for the compensation of each of the Named Executive Officers, even if those decisions take into account initial recommendations from our Chief Executive Officer. Annual company and individual objectives are set in the fourth quarter of each year for the following year after a careful review of our business needs. Our company objectives are reviewed with, and approved by, our Board. Once approved, the company objectives are communicated to the organization. Individual objectives are then set to align with company objectives. At its May meeting each year, the Compensation Committee reviews the results of the prior fiscal year ended March 31st and, along with a recommendation from the Chief Executive Officer, determines annual bonus and equity awards in accordance with the Company’s Management Incentive Program.

The other Named Executive Officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officer in connection with his assessment of their performance. The Named Executive Officers, other than our Chief Executive Officer, do not work directly with the Compensation Committee with regard to compensation decisions.

Role of Compensation Consultant

During the fiscal year ended March 31, 2012, we hired Astron Solutions, LLC to review all aspects of compensation for multiple management levels within our company, including compensation for our Named

Executive Officers. Astron Solutions reports and is accountable directly to the Compensation Committee with respect to the review of the Named Executive Offciers’ compensation. Astron Solutions provided the following services: 1) review of our executive compensation philosophy and strategy with the Compensation Committee; 2) recommendation of peer organizations and published compensation surveys from reputable executive consulting firms to be utilized in analysis by the Compensation Committee; 3) the collection and analysis of the data from the peer group and surveys in comparison with current compensation levels of the Named Executive Officers; 4) recommendations for modifications of the compensation program and the impact on individual Named Executive Officers; and 5) development and presentation of a report of findings, conclusions and recommendations to the Compensation Committee.

The following 12 companies comprise the peer group used in connection with fiscal year ended 2012 compensation:

Agilysys Inc.	American Apparel, Inc.
Cross Country Healthcare Inc.	Ducommun Inc.
Lincoln Educational Services Corp.	Merit Medical Systems Inc.
NuVasive Inc.	Rotech Healthcare Inc.
Symmetry Medical Inc.	Shiloh Industries Inc.
VSE Corp.	Zoll Medical Corp.

Astron worked with the Compensation Committee to select this group of companies of comparative size, type of business, financial strength and geographic scope to serve as our peer group for purposes of obtaining data regarding the compensation practices of our peers. During this process, compensation paid by members of this peer group was compared to published survey data from nationally recognized sources (Economic Research Institute, Towers Watson Top Management Compensation, Mercer U.S. Benchmark Executive Compensation Survey, the Hay Group Executive Compensation, and Equilar Peer Group Review) to ensure that the pay practices of the companies in the peer group was reflective of broader market trends in executive compensation, The peer group is different from the group of companies used to create the five year cumulative total return graph because we have business competitors with whom we benchmark against for financial performance, but we also have business and talent competitors against whom we benchmark for pay purposes.

Tally Sheets

The Compensation Committee reviews total compensation levels for executive officers at least annually through the use of tally sheets that list and quantify each element of direct and indirect compensation provided to each individual Named Executive Officer and that demonstrate the portion of the executive’s total compensation that each element of compensation represents. This annual review of tally sheets also includes information on the value of each Named Executive Officer’s unexercised stock options and outstanding restricted stock awards as well as an evaluation of actual total compensation that would be paid to each upon the occurrence of a change in control of our company. While considered by the Compensation Committee, the information from the tally sheets regarding unexercised stock options, outstanding restricted stock awards and total compensation paid upon a change in control of our company generally did not affect the Compensation Committee’s fiscal 2012 compensation decisions for the Named Executive Officers. This reflects our Company’s view that an executive’s compensation level should reflect the executive’s performance, our Company’s performance and the executive’s contribution to our Company’s performance. Our company further believes that reducing an executive’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of our Company’s compensation program and make it more difficult to attract and retain key executive talent.

Change in Control Agreements

We have entered into change in control agreements with Messrs. Meringolo, Sheffield, Liu, Kelly, and Setian the purpose of which is to encourage key management personnel to remain employed by us and to avoid distraction regarding potential or actual changes in control of our company. Mr. Sheffield’s change in control agreement was entered into on May 25, 2012.

The change in control agreements provide for the payment of a severance benefit if the executive officer’s employment with us is terminated within 24 months after a change in control unless such termination is (1) due to death or disability, (2) by us for cause or (3) by the officer other than in specified circumstances constituting good reason (a “Qualifying Termination”).

Providing our executives with payments and benefits in connection with certain types of terminations of employment following a change in control allow management to focus their attention and energy on making objective business decisions that are in the best interest of the company without allowing personal considerations to cloud the decision-making process. More specifically, we believe that such projections maximize shareholder value by encouraging the Named Executive Officers to review objectively any proposed transaction in determining whether such proposal is in the best interest of our shareholders, without being influenced by whether or not the executive will continue to be employed. Further, our change in control agreements allow for a payment to executives only in the event of a “double trigger” (i.e. both a change in control and a termination of employment in connection with such change in control). We believe that provided double-trigger payments upon a change in control, rather than single-trigger payments (where an executive receives payment on a change in control irrespective of whether or not his employment is terminated) is a better pay practice because it avoids the risk of improperly motivating executives to pursue transactions which may be financially beneficial to the executive but may not be in our company’s best interest. Finally, executive officers at other companies in our industry and in the general market against which we compete for executive talent very commonly provide payments to executives terminated in conjunction with a change in control, and we have consistently provided this benefit to the Named Executive Officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

We do not provide our executives with a gross-up for excise taxes that could be incurred under Section 280G of the Code in the event of a termination payment under our change-in-control agreements, as this type of gross-up could be very costly to us and is frequently viewed as a poor pay practice. Instead, we either cut the executive’s change in control payments back to the extent necessary to avoid triggering the excise tax, or pay the executive the full amount of the change in control severance benefit, whichever results in the best net-after-tax position for the executive, without requiring us to incur any additional expense.

Elements Used To Achieve Compensation Objectives

Base Salary

When setting base salaries for our Named Executive Officers, our Compensation Committee considers the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside our company. Our Compensation Committee also considers the base salaries paid by our peer companies and certain other base salary data reported in surveys obtained from our compensation consultant. When selecting which base salary data is most relevant, our Compensation Committee takes into account whether or not the data is for executives of a company (i) in our industry or an industry with which we have historically competed for executive talent (medical equipment/supply manufacturers, consumer goods, and pharmaceuticals); (ii) in the metro-New York City market, with an emphasis on the greater Long Island, NY region; (iii) with similar revenues and market capitalization; and (iv) that typically compensates their executives competitively (i.e. the Compensation Committee examines the percentile for the base salary and overall pay to that company’s executives as compared to the peer group and other companies included in the survey).

Base salaries are reviewed every year, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives or that an increase is not warranted. This strategy is consistent with our company’s primary goal of offering compensation that is contingent on the achievement of performance objectives. The Compensation Committee does not plan to increase the base salaries for our Named Executive Officers during fiscal year 2013 due to the challenges created for us by the current economic environment.

Performance-Based Bonuses

Each May, our Chief Executive Officer reviews with the Compensation Committee our estimated full-year financial results against the financial, strategic and operational goals established for the year and our financial performance in prior periods. Based on that review, the Compensation Committee determines on a preliminary basis an estimated appropriation to provide for the payment of cash bonuses to employees.

The Compensation Committee, with input from our Chief Executive Officer with respect to the other Named Executive Officers, then uses its discretion in determining the amount of cash bonus, within prescribed limits, that will be paid to each Named Executive Officer. They evaluate our overall performance, the performance of the business or function that the executive leads and an assessment of each executive’s performance against expectations, which were established at the beginning of the year. Such expectations are communicated to the Named Executive Officers, with the caveat that the Compensation Committee will retain full discretion over the determination and the payment, if any, of the bonus that is deemed appropriate in light of circumstances (see discussion below for more information on the establishment of goals and expectations). The Compensation Committee also considers the amount of the bonus paid to each Named Executive Officer in the year prior to the year for which bonuses are to be paid and how the executive’s performance in the more recent year compared to their performance in the prior year. The bonuses also reflect (and are proportionate to) the incremental increase and substantiality of such increases in our annual financial results. We believe that the annual bonus rewards the high-performing executives who drive these results and provides an incentive for them to sustain this performance over a long career with us.

In May 2011, the Compensation Committee set annual bonus target payout amounts for fiscal 2012 at 80% of base salary for our Chief Executive Officer and 50% of base salary for each of the other Named Executive Officers, (“Target Payout Percentage”), subject to the achievement of our performance target objectives. The determination of the Target Payout Percentage is based upon two factors. The first is the competitive labor market. The Compensation Committee relies on objective market information provided by Astron Solutions that includes a detailed analysis of the “total cash” offerings of peer organizations, as reported through published salary surveys provided by long standing executive compensation consulting experts, including Towers Watson, Mercer and The Hay Group. The second factor is based on the ability of our company to adequately fund the bonus pool and the financial target levels, factoring in current economic conditions.

In May 2011, the Compensation Committee selected and our Board approved the Performance Metrics, the ratios assigned to them and the target achievement levels (as described more fully below) based on discussion with and recommendations by our senior management and the objectives of our business plan for the fiscal year ended March 31, 2012.

The Target Payout Percentage is dependent upon the achievement of two types of performance metrics set by the Compensation Committee which are (i) financial targets for the next fiscal year (“Financial Targets”) and (ii) individual and team goals which may include both objective and subjective evaluations (“Individual/Team Objectives”). In arriving at a combined performance metric, each of the Financial Targets and Individual/Team Objectives (together, “Performance Metrics”) were given a ratio, as noted in the table below, to be used in the calculation of the annual bonus for the Named Executive Officers. The Individual/Team Objectives portion of the Performance Metrics is dependent on such Named Executive Officer’s performance assessment. The Financial Target ratio portion of the Performance Metrics may be achieved on a pro rata basis beginning with actual results equal to 90% (the “Threshold”) up to 100% (the “Target”) of the Financial Targets. As further incentive to exceed the Financial Targets, if our actual results are equal to or greater than 115% of the Financial Targets, the

Financial Target ratio would be 150% of the Target. There is no pro rata impact on the Financial Target ratio between 101% and 114% achievement of the Financial Targets.

Percent of Financial Target Achieved and Impact on Ratio
Performance Metrics	Ratio	Threshold 90%	Target 100%	Maximum 115%
Financial Targets	0.750x	x 90% = 0.675x	x 100% = 0.750x	x 150% = 1.125x
pro rata between 90% and 100%
Individual/Team Objectives	0.250x	0.250x	0.250x	0.250x

Total Ratio	1.000x	0.925x	1.000x	1.375x

The Financial Targets were selected because they represented growth and improvement parameters that the Compensation Committee believed would lead to achievement of our overall financial objectives for the fiscal year. For fiscal 2012, the Financial Targets included revenue of $453.0 million and operating income of $14.9 million. The Individual/Team Objectives for each Named Executive Officer were selected to align with tangible improvements in processes, systems and procedures that would contribute to improvements in our overall company operations.

For each Named Executive Officer, the Target Payout Percentage multiplied by the total ratio derived in the table above equals the bonus amount for such Named Executive Officer. Notwithstanding these targets and ratios established near the beginning of the year, the Compensation Committee has the complete authority to increase or decrease the size of earned payouts based on the Compensation Committee’s independent evaluation of company and individual performance, including but not limited to the discretion to award bonus amounts to executive officers if Financial Targets are not achieved at or above the 90% threshold.

Based on our financial and operational results, we did not achieve the combined operating income and revenue Financial Targets (at or above the threshold for payment) for the fiscal year ended March 31, 2012; therefore, the Compensation Committee, using its discretion, decided that no performance-based bonuses were to be paid to the Named Executive Officers.

Stock Options and Restricted Stock

Our equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our stockholders and retain the executives through the term of the awards. When determining the appropriate number and type of equity grants to make to our Named Executive Officers, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool.

We believe that providing grants of stock options and/or restricted stock effectively balances our objective of focusing the Named Executive Officers on delivering long-term value to our stockholders, with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of our common stock on the date of the exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. Unlike stock options, restricted stock offers executives the opportunity to receive shares of our common stock on the date the restriction lapses. In this regard, restricted stock serves both to reward and retain executives, as the value of the restricted stock is linked to the price of our common stock on the date the restricted stock vests.

The amount of equity incentive compensation granted in any given year is based upon our strategic, operational and financial performance and reflects the executive’s expected contributions to our future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding significant amounts of our common stock.

The exercise price of each stock option awarded to our senior executives is the closing price of Medical Action common stock on the date of grant. Except in instances of initial hiring, promotions and similar circumstances, the Company generally grants equity awards to senior executives one time each year at a regularly scheduled Compensation Committee meeting which typically coincides with the date the company’s Board of Directors approves the Company’s financial statements for the most recent fiscal year end. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company and our executives do not have any role in the selection of the grant date. We also prohibit the repricing of stock options.

Stock options granted to our Named Executive Officers typically vest over a period of four years. Under the terms of our equity plans, unvested stock options and restricted stock are forfeited if the executive voluntarily leaves our company.

For the most recent year, the Compensation Committee determined that no options would be granted to the Named Executive Officers in light of the current economic environment, with the exception of a grant to Mr. John Sheffield upon his hire, which grant was a key factor in our ability to recruit Mr. Sheffield. The number of stock options typically awarded to the Named Executive Officers is generally consistent with the recommendations outlined in the report that our Board of Directors commissioned in 2008 by an independent compensation consultant. That report recommended, and our Compensation Committee generally follows, a practice of granting a set number of stock options (50,000 for our Chief Executive Officer and 30,000 for each of the remaining Named Executive Officers) to each Named Executive Officer on an annual basis at the Board meeting that occurs immediately prior to the release of our annual earnings statements. This practice is modified on occasion based on the Company’s performance or for new hires. Such a modification occurred during our most recent fiscal year when the Compensation Committee granted 30,000 stock options to Mr. John Sheffield, our Chief Financial Officer, on his hire date with a vesting schedule consistent with the Company’s historical practice. The value of this grant is reported in the Summary Compensation Table below in accordance with Financial Accounting Standards Codification 718 – Stock Compensation. The Compensation Committee also modified this practice and did not grant options to the Named Executive Officers for fiscal 2012 based on the Company’s performance.

Medical Action Industries Inc. Retirement Plan

Effective April 1, 1988, we adopted the Medical Action Industries Inc. Retirement Plan (the “Retirement Plan”) for employees pursuant to Section 401(k) of the Code. All of our employees are eligible to participate in the Retirement Plan, including each of the Named Executive Officers. Subject to the terms and conditions of the Retirement Plan, each eligible employee may contribute a percentage of his compensation, as defined therein. Each participant’s contribution vests immediately. In addition, the Retirement Plan provides for discretionary matching company contributions of up to 4% of the participant’s compensation. Each participant’s portion of the discretionary matching Company contribution vests immediately.

For the fiscal year ended March 31, 2012, Company contributions under the Retirement Plan for Messrs. Meringolo, Sheffield, Liu, Kelly, and Setian were approximately $9,800, $0, $0, $9,800 and $9,018, respectively, and $28,618 for all officers as a group.

Other Compensation

We provide our Named Executive Officers with other benefits, which are detailed in the All Other Compensation column of the Summary Compensation Table below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officers’ total compensation, and include matching contributions under the Retirement Plan, the cost to us of the non-business use of Company automobiles or an allowance for business-use of personal automobiles and the cost to us to provide life insurance coverage and to our Chief Executive Officer. It is the Compensation Committee’s belief that such benefits are necessary for our company to remain competitive and to attract and retain top caliber executive officers, since such benefits are typically provided by companies in the medical supply industry and with other companies with which we compete for executive talent. With limited exceptions, the Compensation Committee supports providing benefits and perquisites to Named Executive Officers that are substantially the same as those offered to our other officers.

Strength of Company Performance

The specific compensation decisions made for each of the Named Executive Officers for the fiscal year ended March 31, 2012 reflects our performance against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 under “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed as of the end of the applicable year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based compensation (among other things, pre-established objective performance goals based on performance criteria approved by stockholders). For the fiscal year ended March 31, 2012, some of our compensation did not qualify as performance-based compensation under Section 162(m). However, this was not a problem as we did not exceed the $1 million limit on compensation imposed under Section 162(m) for such year. The Company intends to design its compensation programs to satisfy the requirements for performance-based compensation under 162(m) in the future, although we reserve the right to grant non-performance based awards to executives if circumstances or business reasons deem such an award appropriate or necessary.

Compensation Risks

Our Board has determined that the compensation programs for our employees, including the Named Executive Officers, are not reasonably likely to have a material adverse effect on our company because our existing compensation programs do not reward employees for taking unreasonable risks. For example, employees are compensated according to base salary and bonus structures that were recommended to our Board as a result of a thorough compensation study, conducted by an independent compensation consultant, of our own compensation arrangements as well as the norm for compensation arrangements at our peer companies. Our Board does not reward employees for completing transactions that might involve unnecessary risks by modifying these set base salary and bonus structures, thus there is no incentive to employees to enter into such transactions. Our employees are expected to meet certain subjective and objective performance goals on a quarterly basis, and our Board evaluates our employees’ achievements of these goals on a quarterly basis, thus any unforeseen or unpredictable activity of an employee will be exposed to our Board in a timely manner. An example of objective criteria would be reviewing on a quarterly basis how a Named Executive Officer is performing against established financial metrics. An example of subjective criteria would be reviewing on a quarterly basis how a Named Executive Officer is applying leadership skill sets within the organization. As noted in our discussion of annual bonuses to the Named Executive Officers, our Board retains the sole discretion over the amount, if any, of bonuses that are paid out, despite the fact that certain performance targets may have been achieved for that year, in order for our Board to compensate our employees only in years where our company’s overall performance justifies short-term compensation rewards.

Summary

We believe that the compensation levels paid to Named Executive Officers during the fiscal year ended March 31, 2012 fairly reflected our company’s performance and were appropriate. We continually monitor our programs, the marketplace in which we compete for talent and changing trends in compensation best practices in an effort to maintain an executive compensation program that is performance driven, consistent with stockholder interests and fair and reasonable overall.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Medical Action Industries Inc. has reviewed and discussed the disclosure set forth above under the heading, “Compensation Discussion and Analysis” with management and based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Medical Action Industries Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Respectfully submitted by the Compensation Committee,

Kenneth W. Davidson, Chairman

William W. Burke

Kenneth R. Newsome

Henry A. Berling*

*	Was a committee member during fiscal year 2012 but effective May 22, 2012 is no longer a member of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes for the fiscal years ended March 31, 2012, 2011 and 2010, respectively, the total compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest compensated executive officers (“Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary (1) ($)	Option Awards (2) ($)	Stock Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Paul D. Meringolo	2012	550,750	—	—	—	16,950	567,700
President and Chief Executive	2011	546,788	327,680	—	—	17,750	892,218
Officer	2010	525,000	282,885	—	420,000	19,001	1,246,886

John Sheffield (6)	2012	10,577	89,847	—	—	577	101,001
Chief Financial Officer	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—

Eric Liu	2012	325,000	—	—	—	1,270	326,270
Vice President of Operations	2011	309,711	196,608	—	—	1,441	507,760
and Business Development	2010	293,550	169,731	—	146,775	5,347	615,403

Richard Setian	2012	420,240	—	—	—	25,260	445,500
President and General Manager	2011	266,708	170,100	—	48,620	10,278	495,706
of Custom Procedure Trays and Operating Room Products	2010	—	—	—	—	—	—

Charles L. Kelly, Jr. (7)	2012	350,000	—	—	—	15,705	365,705
President and General Manager of Patient Care Products	2011	323,385	205,508	94,350	—	18,207	641,450
	2010	300,000	161,481	—	150,000	5,201	616,682

(1)	Represents actual cash payments made during such fiscal year; however, annual salary rates for each Named Executive Officer, other than Mr. Sheffield, have not changed since fiscal year 2011.

(2)	Values in this column represent the grant date fair value of option awards computed in accordance with ASC 718 – Stock Compensation. Assumptions used in the calculation of these amounts are included in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for each of the fiscal years ended March 31, 2012, 2011 and 2010.

(3)	Values in this column represent the grant date fair value of stock awards computed in accordance with ASC 718 – Stock Compensation. We calculate the grant date fair value of restricted stock units based on the closing price per share of our common stock on the date of grant.

(4)	The amounts in this column represent incentive cash bonus awards to the Named Executive Officers based on pre-established performance criteria set forth in our “Compensation Discussion and Analysis” section of this proxy statement.

(5)	Includes all other compensation as described in the table entitled “All Other Compensation” below.

(6)	Mr. Sheffield was appointed Chief Financial Officer on March 19, 2012.

(7)	Mr. Kelly resigned as Chief Financial Officer effective March 14, 2012 and took a non-executive role until being appointed President and General Manager of the Patient Care Products business unit on April 19, 2012.

All Other Compensation Table

Name	Car Use or Allowance ($)	Life Insurance Premiums ($)	401(k) Plan Company Match ($)	Total ($)
Paul D. Meringolo	$5,881	$1,270	$9,800	$16,950
John Sheffield (1)	577	—	—	577
Eric Liu	—	1,270	—	1,270
Richard Setian	15,000	1,242	9,018	25,260
Charles L. Kelly, Jr. (2)	4,663	1,242	9,800	15,705

(1)	Mr. Sheffield was appointed Chief Financial Officer on March 19, 2012.

(2)	Mr. Kelly resigned as Chief Financial Officer effective March 14, 2012 and took a non-executive role until being appointed President and General Manager of the Patient Care Products business unit on April 19, 2012.

Grants of Plan Based Awards Table

The following table details each grant of an award to a Named Executive Officer during the fiscal year ended March 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plans (1)			Stock Awards: Number of Shares of Stock	Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name and Principal Position	Date	Threshold ($)	Target ($)	Maximum ($)
Paul D. Meringolo	n/a	$407,555	$440,600	$605,825	—	—	—	—
President and Chief Executive Officer
John Sheffield (3)	3/19/2012					30,000	—	$89,847
Chief Financial Officer	n/a	$—	$—	$—	—
Eric Liu	n/a	$150,313	$162,500	$223,438	—	—	—	—
Vice President of Operations and Business Development
Richard Setian	n/a	$194,361	$210,120	$288,915	—	—	—	—
President and General
Manager of Custom
Procedure Trays and
Operating Room Products
Charles L. Kelly Jr	n/a	$161,875	$175,000	$240,625	—	—	—	—
President and General Manager of Patient Care Products

(1)	This information relates to cash bonus award opportunities we granted in fiscal 2012 under our performance-based annual bonus program. See the discussion of this plan at “Elements Used to Achieve Compensation Objectives -Performance-Based Bonuses” in the Compensation Discussion and Analysis section of this Proxy Statement. The “target” amount assumes the performance goals were met at 100% and therefore represents a 100% payout. The “threshold” amount assumes the Company’s financial performance goals were met at 90% (the minimum level required for payout) and the Named Executive Officer’s individual/team goals were met at 100%, representing a 92.5% payout of the “target.” The “maximum” amount assumes the Company’s financial performance goals were met at 115% or more and the Named Executive Officer’s individual/team goals were met at 100%, representing a 137.5% payout of the “target.”

(2)	Values in this column represent the grant date fair value of option awards computed in accordance with ASC 718 – Stock Compensation. Assumptions used in the calculation of these amounts are included in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for each of the fiscal years ended March 31, 2012, 2011 and 2010.

(3)	Mr. Sheffield was appointed Chief Financial Officer on March 19, 2012.

(4)	Mr. Kelly resigned as Chief Financial Officer effective March 14, 2012 and took a non-executive role until being appointed President and General Manager of the Patient Care Products business unit on April 19, 2012.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes for each Named Executive Officer unexercised stock options and unvested restricted stock awards outstanding as of March 31, 2012 that have been granted under our Company’s 1994 Stock Incentive Plan (“Incentive Plan”) and 1989 Non-Qualified Stock Option Plan (“Option Plan”).

Outstanding Equity Awards as of March 31, 2012

	Option Awards (1)					Stock Awards (1)
Name and Principal Position	Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (2)
		Exercisable (#)	Unexercisable (#)
Paul D. Meringolo
President and Chief	6/2/2009	12,500	37,500	10.58	6/2/2019
Executive Officer	5/27/2010	—	50,000	11.82	5/27/2020

Total		12,500	87,500	11.20			—	$—

John Sheffield
Chief Financial Officer	3/19/2012	—	30,000	5.24	3/19/2022

Total		—	30,000	5.24			—	$—

Eric Liu
Vice President of Operations	5/31/2002	45,000	—	8.50	5/31/2012
and Business Development	5/29/2003	22,500	—	8.87	5/29/2013
	5/19/2004	30,000	—	11.48	5/19/2014
	5/23/2005	45,000	—	11.93	5/23/2015
	5/22/2007	25,000	—	21.67	5/22/2017
	5/29/2008	20,000	—	16.95	5/29/2018
	6/2/2009	7,500	22,500	10.58	6/2/2019
	5/27/2010	—	30,000	11.82	5/27/2020

Total		195,000	52,500	12.19			—	$—

Richard Setian
President and General	11/3/2010	—	30,000	10.10	11/3/2020
Manager of Custom
Procedure Trays and
Operating Room Products

Total		—	30,000	10.10			—	$—

Charles L. Kelly, Jr (4)						4/7/2010	7,500	$42,900
President and General	5/7/2008	15,000	5,000	15.54	5/7/2018
Manager of Patient	4/16/2009	10,000	10,000	10.27	4/16/2019
Care Products	6/2/2009	2,500	7,500	10.58	6/2/2019
Products	4/7/2010	5,000	15,000	12.58	4/7/2020
	5/27/2010	—	10,000	11.82	5/27/2020

Total		32,500	47,500	12.40			7,500	$42,900

(1)	All share amounts and exercise prices have been adjusted to reflect our 3-for-2 stock split distributed on February 9, 2007.

(2)	The market value of the restricted stock awards was calculated at $5.72 per share, the closing price of our Common Stock on March 31, 2012.

(3)	Mr. Sheffield was appointed Chief Financial Officer on March 19, 2012.

(4)	Mr. Kelly resigned as Chief Financial Officer effective March 14, 2012 and took a non-executive role until being appointed President and General Manager of the Patient Care Products business unit on April 19, 2012.

The table below shows the vesting schedule of unexercisable options reported in the “Number of Securities Underlying Unexercised Options – Unexercisable” column of the table above.

Unexercisable Options	Number of shares to vest in the fiscal year
Grant Date	2013	2014	2015	2016	2017	Totals
5/7/2008	5,000	—	—	—	—	5,000
4/16/2009	5,000	5,000	—	—	—	10,000
6/2/2009	22,500	45,000		—	—	67,500
4/7/2010	5,000	5,000	5,000	—	—	15,000
5/27/2010	22,500	22,500	45,000	—	—	90,000
11/3/2010	7,500	7,500	15,000	—	—	30,000
3/19/2012	—	7,500	7,500	15,000	—	30,000

Totals	67,500	92,500	72,500	15,000	—	247,500

The table below shows the vesting schedule of stock awards that have not vested reported in the “Stock Awards” columns of the table above.

	Number of shares to vest in the fiscal year
Grant Date	2013	2014	2015	2016	2017	Total
4/7/2010	1,875	1,875	1,875	1,875	—	7,500

Option Exercises and Stock Vested Table

No stock options were exercised, and no restricted stock vested, for any of our Named Executive Officers, during the fiscal year ended March 31, 2012.

Potential Payments Upon Qualifying Termination as a Result of a Change In Control

The following table reflects the estimated potential compensation payable to each of the Named Executive Officers in the event each Named Executive Officer incurs a Qualifying Termination under the change of control agreements and under our compensation and benefit plans and arrangements in the event of termination of such executive’s employment following a change in control. The amounts shown are estimates of the amounts that would be paid out to the Named Executive Officers upon termination of their employment assuming that such termination was effective March 31, 2012. Note, the exact amount of compensation any Named Executive Officer would receive would only be determinable upon a true termination of employment as a result of a change in control.

Name and Principal Position	Maximum Cash Severance Payment	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards (2)	Total Termination Benefits
Paul D. Meringolo, President and Chief Executive Officer (1)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	2,640,917	34,417	—	2,675,334
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—
John Sheffield, Chief Financial Officer (1) (3)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	1,056,641	32,605	—	1,089,246
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—

Eric Liu, Vice President of Operations and Business Development (1)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	1,286,859	34,417	—	1,321,276
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—

Richard Setian, President and General Manager of Custom Procedure Trays and Operating Room Products (1)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	1,401,891	34,349	—	1,436,240
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—

Charles L. Kelly, Jr, President and General Manager of Patient Care Products(1) (4)
– Involuntary Termination Without Cause or Reason Termination after Change In Control	1,323,792	34,348	42,900	1,401,040
– Voluntary Termination or Involuntary Termination With Cause	—	—	—	—

(1)	The amounts shown in the table do not include the distribution of balances under our Retirement Plan. In addition, the amounts reflected in this table assume full payment of benefits payable under the change in control agreements, without any reduction under the Code section 280G modified cut-back provision that is described in the last paragraph of the description below regarding “Change in Control Agreements.”

(2)	The amounts in this column represent the compensation to the Named Executive Officer due to accelerated vesting of in-the-money equity awards. As of March 31, 2012, the only equity awards held by our Named Executive Officers, other than Mr. Kelly, that would be subject to such accelerated vesting were options. As of March 31, 2012, all unvested options held by our Named Executive Officers were underwater (i.e., the exercise price of the option was higher than the market price of our common stock). As a result, no value is reported under this column for Messrs. Meringolo, Sheffield, Liu and Setian because their options were underwater as of March 31, 2012. The amounts reported in this column for Mr. Kelly reflect the value of accelerated vesting of his outstanding shares of restricted stock.

(3)	Mr. Sheffield was appointed Chief Financial Officer on March 19, 2012

(4)	Mr. Kelly resigned as Chief Financial Officer effective March 14, 2012 and took a non-executive role until being appointed President and General Manager of the Patient Care Products business unit on April 19, 2012.

Change in Control Agreements

We maintain change in control agreements with Messrs. Meringolo, Sheffield, Liu, Kelly, and Setian. Mr. Sheffield’s change in control agreement was entered into on May 25, 2012. The change in control agreements provide for the payment of a severance benefit if a Named Executive Officer’s employment with us is terminated within 24 months after a change in control unless such termination is (1) due to death or disability, (2) by us for cause or (3) by the officer other than in specified circumstances constituting good reason (a “Qualifying Termination”).

If, within 24 months following a change in control, one of our Named Executive Officers experiences a Qualifying Termination, then such Named Executive Officer would receive the following payments and benefits:

(i)	a lump sum payment equal to 2.99 times the sum of (a) the officer’s highest annual salary within the five year period preceding termination, plus (b) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive (for new Named Executive Officers who have not yet received a bonus, the bonus increment shall be calculated using the average bonus percentage paid to similarly-situated Named Executive Officers);

(ii)	continued participation, for a period of three years following termination, in our medical benefits and life insurance plans at no cost to the Named Executive Officer; and

(iii)	all shares of restricted stock granted to the Named Executive Officer vest and all stock options vest and become immediately exercisable.

Termination of employment by us is “for cause” if it is because of the executive officer’s (1) willful refusal to comply with written instruction of our Board; (2) dishonesty which results in a material loss to us or material injury to our public reputation; or (3) conviction of any felony involving an act of moral turpitude. Termination of employment by the executive officer is for good reason if it is because (1) a material change in duties, responsibilities or reporting relationship; (2) a material reduction (or material adverse modification) in overall compensation or (3) a relocation of place of employment by more than 50 miles.

Under the change in control agreements, a “change in control” is generally deemed to have occurred under the agreements if any of the following events occur:

(i)	any person acquires 20% or more of our voting securities;

(ii)	our directors cease to constitute at least a majority of our Board, unless approved by a vote of at least a majority of the incumbent directors;

(iii)	a merger or consolidation of our company (or any subsidiary) is approved by your stockholders other than (a) a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the voting power of our securities (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of our company in which no person acquires more than 20% of the combined voting power of our then-outstanding securities; or

(iv)	a plan of complete liquidation of the Company or an agreement for the sale or other disposition of the Company of all or substantially all of the Company’s assets.

If amounts payable to a Named Executive Officer under his change in control agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under Section 280G of the Code for such Named Executive Officer (thereby subjecting the Named Executive Officer to an excise tax), then the Payments due to the Named Executive Officer under the change in control agreement will either (i) be reduced so that the present value of the Payments is $1.00 less than the amount which would cause the executive to incur an excise tax under Section 4999, or (ii) be paid in full, whichever produces the better net-after-tax result for the Named Executive Officer (taking into account any applicable excise or income taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments results in the better net-after-tax position to the Named Executive Officer shall be made by our Board and the Named Executive Officer in good faith.

1989 Non-Qualified Stock Option Plan

The 1989 Non-Qualified Stock Option Plan (the “Plan”), which expires December 31, 2015, was approved by the stockholders in October 1990 and amended in September 1992, August 1996, August 1998 and August 2006 and covers 3,975,000 shares of our common stock. Under the terms of the Plan, the purchase price of the shares subject to each option grant will not be less than 85% of the fair market value at the date of grant. The date of exercise may be determined at the time of grant by our Board. During the fiscal year ended March 31, 2012, no options were granted under the Plan. As of June 12, 2012, 322,313 shares remain available for issuance under the Plan.

The Plan is intended to serve as an additional incentive to all employees and key individuals to devote themselves to our future success by providing them with an opportunity to increase their proprietary interest through the receipt of options to purchase our common stock.

The Plan is administered by the Compensation Committee, each of whom must be “disinterested” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934. The Compensation Committee determines and designates those employees who are to be granted stock options under the Plan and the number of shares to be subject to such options and, as hereinafter described, the nature and terms of the options to be granted. The Compensation Committee shall also, subject to the express provisions of the Plan, have authority to interpret the Plan and to prescribe, amend, and rescind the rules and regulations relating to the Plan.

Unless otherwise noted in an individual option agreement or other agreement governing an award under the Plan, any unvested stock options held by an employee at the time of his termination of service from us for any reason will be forfeited.

1994 Stock Incentive Plan

The 1994 Stock Incentive Plan (the “Incentive Plan”), which expires December 31, 2015 was approved by the stockholders in August 1994 and amended in August 1998, August 2001, August 2003, August 2004 and August 2006. The Incentive Plan increases our flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made, the granting of incentive stock options, shares of restricted stock and non-qualified stock options. Our Board believes that a flexible plan is needed to fashion equity-based incentives consistent with our philosophy of linking executive compensation to total stockholder returns and our long-term financial performance.

During the fiscal year ended March 31, 2012, options were granted under the Incentive Plan to purchase 30,000 shares of common stock, all of which were to Mr. Sheffield, at an exercise price of $5.24 per share. As of June 14, 2012, 598,126 shares remain available for the issuance under the Incentive Plan. The shares available for issuance under the Incentive Plan will also be increased to the extent any stock options expire or terminate unexercised.

The Incentive Plan is administered by the Compensation Committee. Directors who are our employees are not eligible to serve as members of the Compensation Committee. The Compensation Committee determines the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and set forth in the Incentive Plan. The terms and conditions of each award are set forth in a written agreement with a participant or a written program established by the Compensation Committee. All of our officers and key employees and our affiliates are eligible to participate in the Incentive Plan.

The number of shares of common stock reserved under the Incentive Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events.

The per share exercise price of any options granted under the Incentive Plan may not be less than the fair market value of a share of common stock at the time of grant. Once an option is granted, the exercise price may not be reduced and an option may not be exchanged for a new option with a lower exercise price.

The Compensation Committee shall determine whether stock option awards shall be settled in cash or in shares of common stock value on the date of payment. The Compensation Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price on an option to be paid in cash or by the delivery or withholding of shares.

The Compensation Committee may provide with respect to any award that, in the event of a change in control (as defined in the Incentive Plan) of our company, the award shall be cashed out in an amount based on the fair market value of the common stock without regard to the exercisability of the award or any other conditions or restrictions. For purposes of the table above reflecting the payments and benefits that an executive could receive upon a change in control, we have assumed that the acceleration for the awards was governed by the change in control agreements, and not by the terms of the Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

On an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and all such transactions must be approved or ratified by the Audit Committee.

Transactions

As part of the assets acquired and liabilities assumed from the AVID acquisition, our company assumed a capital lease obligation for the AVID facility located in Toano, VA. The facility, which includes a 185,000 square foot manufacturing and warehouse building and approximately 12 acres of land, is owned by Micpar Realty, LLC (“Micpar”). AVID’s founder and former Chief Executive Officer, Mike Sahady, is a part owner of Micpar, and subsequent to the acquisition of AVID, was elected to our Board as a Class I Director and his term expires at the Annual Meeting. As of March 31, 2012, the capital lease requires monthly payments of $122,000 with increases of 2% per year. Lease payments made in fiscal 2012 totaled $1,459,332. Lease payments made April 1, 2012 through May 31, 2012 totaled $248,086. The lease contains provisions for an option to buy in 2014 and in 2016 and expires in March 2029. The effective rate on the capital lease obligation is 9.9%. Total lease payments required under the capital lease for the period beginning April 1, 2012 through conclusion of the lease on March 31, 2029 is $29,788,334.

Mr. Henry A. Berling, a member of our Board, is currently an owner of Custom Healthcare Systems, Inc. (“CHS”), an assembler and packager of Class 1 medical products. CHS is a supplier of our AVID facility located in Toano, VA for small kits and trays. CHS is also a customer of our company that purchases sterile instruments from our facility located in Arden, NC. In fiscal 2012, CHS sold approximately $1,500,000 in small kits and trays to our company, and purchased approximately $900,000 in sterile instruments from our company. Since the beginning of fiscal 2013 through May 31, 2012, CHS sold approximately $307,000 in small kits and trays to our company, and purchased approximately $118,000 in sterile instruments from our company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the fiscal year ended March 31, 2012 were Henry A. Berling, William W. Burke, Kenneth W. Davidson (Chairman) and Kenneth R. Newsome. Effective May 22, 2012, Mr. Berling was no longer a member of the Compensation Committee.

During the fiscal year ended March 31, 2012:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of our company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which we were a participant and the amount involved exceeded $120,000;

•

except as described above under “Transactions with Related Persons,” none of our executive officers served on the Compensation Committee (or another board committee with similar functions or, if none, the entire Board) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers served as a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the Compensation Committee (or another board committee with similar function or, if none, the entire Board) of another entity where one of that entity’s executive officers served as a director on our Board.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2013 ANNUAL MEETING

Pursuant to the SEC’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and present such proposal to our Corporate Secretary at 500 Expressway Drive South, Brentwood, New York 11717. In general, stockholder proposals must be received by our Corporate Secretary at the address indicated above no later than February 27, 2013 to be eligible for inclusion in our proxy materials.

In addition, stockholders may present business at a stockholder meeting without having submitted the proposal pursuant to Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our Board to be properly made at the time of our 2013 Annual Meeting of Stockholders, notice must be received by our Corporate Secretary in compliance with our Certificate of Incorporation. Our Certificate of Incorporation provides that a stockholder entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such stockholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 90 days prior to the first anniversary of the date of the last meeting of stockholders calling for the election of directors. Accordingly, our Corporate Secretary must receive written notice of a stockholder nomination to be acted upon at the 2013 Annual Meeting of Stockholders no later than the close of business on Monday, May 13, 2013. The stockholder’s notice must include the following information:

•	the name, age and address of the stockholder intending to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a stockholder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age and business address and, if known, residence address of each such director nominee;

•	the principal occupation or employment of each such director nominee;

•

a description of all arrangements or understandings between the stockholder and each such director nominee and any other person(s) naming such person(s) pursuant to which the nomination is to be made by the stockholder;

•

any other information regarding each such director nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and

•	the consent of the nominee to serve as a director if elected.

The requirements found in our Certificate of Incorporation are separate from the requirements a stockholder must meet to have a proposal included in our proxy statement under Rule 14a-8 of the Exchange Act.

2012 ANNUAL REPORT MATTERS

A copy of our 2012 Annual Report accompanies this proxy statement. Except for the financial statements included in the 2012 Annual Report that are specifically incorporated by reference herein, the 2012 Annual Report is not incorporated in this proxy statement and is not deemed to be part of this proxy soliciting material.

We have filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail, without charge, a copy of our Annual Report on Form 10-K, including the financial statements and financial statements schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to our Corporate Secretary at 500 Expressway Drive South, Brentwood, NY 11717.

☐	¢

MEDICAL ACTION INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul D. Meringolo and John Sheffield, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the “Company”) to be held on August 9, 2012 at 9:00 a.m., Eastern Time, and any adjournment(s) or postponement(s) thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this Proxy.

This Proxy, when properly executed, will be voted directed herein. If no such direction is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors. This Proxy also delegates discretionary authority to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. Please see the accompanying proxy statement for additional details.

(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL ACTION INDUSTRIES INC.

August 9, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON AUGUST 9, 2012 AT 9:00 A.M., EASTERN TIME:

The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	10030300000000000000 7			080912
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	The Board of Directors recommends that you vote FOR the following			The Board of Directors recommends you vote FOR the following proposal(s):	FOR	AGAINST	ABSTAIN
	1. Election of Class I director nominee:			2. Ratification of the Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐
NOMINEE:
	☐ FOR THE NOMINEE	Henry A. Berling
	☐ WITHHOLD AUTHORITY FOR THE NOMINEE			3. An advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: In their discretion, Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL ACTION INDUSTRIES INC.

August 9, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 p.m. Eastern Time the day before the cut-off or meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Please check the meeting materials for any special requirements for meeting attendance.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON AUGUST 9, 2012 AT 9:00 A.M., EASTERN TIME:

The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04132.

i	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	i

■	10030300000000000000 7			080912
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	The Board of Directors recommends that you vote FOR the following:			The Board of Directors recommends you vote FOR the following proposal(s):	FOR	AGAINST	ABSTAIN
	1.Election of Class I director nominee:			2. Ratification of the Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐
NOMINEE:
	☐ FOR THE NOMINEE	Henry A. Berling
	☐ WITHHOLD AUTHORITY FOR THE NOMINEE			3. An advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: In their discretion, Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear hereon When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■